Exhibit 3.15

CERTIFICATE OF FORMATION

OF

CHRYSLER GROUP SERVICE CONTRACTS LLC

1.	The name of the limited liability company is Chrysler Group Service Contracts LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose for which the Company is formed is to engage in any activity within the purposes for which a limited liability company may be formed under the Delaware Limited Liability Company Act.

4.	The Company shall be managed by a manager or managers. The manager(s) is not required to be a member of the Company.

5.	The effective time and date of this Certificate of Formation is upon filing of this Certificate of Formation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Chrysler Group Service Contracts LLC on behalf of the Member of this 22nd day of September, 2009.

Chrysler Group LLC, the Member

By:	/s/ Byron C. Babbish
Name: Byron C. Babbish
Title: Assistant Secretary